Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2013 Financial Results

CHICAGO (May 9, 2013) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced financial results for its first quarter ended March 31, 2013.

Consolidated net revenue was $103.0 million in the first quarter, down 3.3 percent from $106.5 million in the 2012 first quarter. The revenue decline was primarily driven by an $8.1 million decline in Europe, partially offset by $5.6 million of revenue from Senn Delaney, the global leader in corporate culture shaping. The company acquired Senn Delaney on December 31, 2012. Year over year, net revenue increased 9.0 percent in the Americas, declined 29.8 percent in Europe and declined 3.9 percent in Asia Pacific. In addition to Senn Delaney, which included $5.0 million in the Americas and $0.6 million in Europe, consolidated net revenue reflected $92.8 million from Executive Search and $4.6 million from Leadership Consulting. Growth in the Financial Services, Life Sciences, and Education and Social Enterprise practices, was offset by declines in the Consumer Markets, Industrial, and Global Technology & Services Search practices, and in Leadership Consulting.

L. Kevin Kelly, Chief Executive Officer, said, “Despite continuing challenges in Europe, where first quarter results were negatively impacted by a long, slow economic recovery and higher than expected consultant turnover, we have seen encouraging results from a number of offices and industry practices in our Americas and Asia Pacific regions. In addition, we are also pleased with the early integration of Senn Delaney into Heidrick & Struggles. Expanding our service offerings to include culture shaping has strengthened our integrated leadership services platform and is a key differentiating feature for Heidrick & Struggles that has already been instrumental in several significant business wins.”

Excluding Senn Delaney, the company ended the first quarter with 322 Executive Search and Leadership Consulting consultants compared to 343 at March 31, 2012. The number of executive search confirmations in the quarter declined 6.4 percent compared to the 2012 first quarter and the average revenue per executive search increased to $103,100 compared to $100,300 in the 2012 first quarter. Excluding Senn Delaney, productivity, as measured by annualized net revenue per consultant, was $1.2 million, the same as in the 2012 first quarter.

Salaries and employee benefits decreased 6.8 percent, or $5.2 million, to $71.5 million from $76.7 million in the 2012 first quarter. Variable compensation expense decreased $3.6 million, primarily reflecting lower bonus accruals in the quarter due to lower net revenue. Fixed compensation expense decreased $1.6 million reflecting lower consultant headcount and a decline in guarantee and sign-on bonus expense, partially offset by the addition of Senn Delaney employees. Salaries and employee benefits were 69.4 percent of net revenue for the quarter, compared to 72.0 percent in the 2012 first quarter.

General and administrative expenses increased 18.0 percent, or $4.7 million, to $31.1 million from $26.4 million in the 2012 first quarter. The addition of Senn Delaney represented $3.3 million of the increase, including $1.4 million related to the amortization of the acquired intangible assets and $0.5 million associated with the accretion of an earnout payment. Significant drivers of the remaining $1.4 million increase included expenses related to the company’s proprietary database, a regional consultants’ meeting in Asia Pacific, and professional fees associated with the integration of Senn Delaney. As a percentage of net revenue, reported general and administrative expenses were 30.2 percent, compared to 24.7 percent in the 2012 first quarter.

As a result of the acquisition of Senn Delaney on December 31, 2012, the company began to recognize a material increase in certain non-cash expenses, including the amortization of intangible assets, accretion of future earnout payments, and compensation expense associated with retention bonuses. Therefore, the company is providing Adjusted EBITDA and Adjusted EBITDA margin comparisons, non-GAAP financial measures which management believes more appropriately reflects core operations. Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA in the 2013 first quarter was $6.6 million and Adjusted EBITDA margin was 6.5 percent, compared to Adjusted EBITDA of $7.6 million and Adjusted EBITDA margin of 7.2 percent in the 2012 first quarter. The declines largely reflect the year-over-year decline in net revenue.

The following table reconciles Operating Income to Adjusted EBITDA(1)

	Three Months Ended
	March 31,
$ in millions	2013	2012
Operating Income	$0.4	$3.2

Adjustments
Salaries and employee benefits
Stock-based compensation amortization	1.0	1.4
Senn Delaney retention awards	0.6	—
General and administrative expenses
Depreciation	2.7	2.6
Intangible amortization	1.5	0.2
Senn Delaney earnout accretion	0.5	—
Restructuring charges	—	0.3

Total Adjustments	6.3	4.4

Adujsted EBITDA (1)	$6.6	$7.6

Adjusted EBITDA Margin(1)	6.5%	7.2%
(Adjusted EBITDA as % of net revenue)

Totals and subtotals may not equal the sum of individual line items due to rounding.

(1) Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

Operating income was $0.4 million and operating margin was 0.4 percent compared to operating income of $3.2 million in the 2012 first quarter and operating margin of 3.0 percent. The year-over-year decline reflects lower net revenue, particularly in Europe, and an increase in general and administrative expenses, partially offset by a decrease in salaries and employee benefits expense.

The company reported a net loss in the 2013 first quarter of $1.2 million and a net loss per share of $0.07. The company recorded a $1.3 million income tax expense based on a full-year projected tax rate of approximately 58 percent. In the 2012 first quarter, net income was $0.7 million and diluted earnings per share were $0.04 based on an effective tax rate in the quarter of 84.9 percent. The effective tax rates in both years are higher than the statutory rate because of losses incurred that cannot be benefitted for tax purposes due to valuation allowances in certain jurisdictions.

Net cash used in operating activities in the quarter, which includes bonus payments, was $69.1 million, compared to $99.1 million in the 2012 first quarter. Following the payment of bonuses, cash and cash equivalents at March 31, 2013 were $85.7 million, compared to $117.6 million at December 31, 2012, and $82.6 million at March 31, 2012. The cash balance at March 31, 2013 includes $40 million of proceeds related to the debt issued under the company’s amended and restated credit agreement, which added a committed term loan facility to finance a portion of the initial payments made to acquire Senn Delaney.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income (loss) excluding restructuring charges more appropriately reflect the company’s core operations.

$ in millions	1Q 13	1Q 12	Change	4Q 12	Change
Americas
Net revenue	$64.2	$58.9	$5.3	$57.8	$6.4
Operating income	$13.4	$12.4	$0.9	$12.4	$1.0
Consultants	148	155	(7)	154	(6)
Europe
Net revenue	$19.0	$27.1	$(8.1)	$23.3	$(4.3)
Operating income/(loss)	$(3.6)	$1.4	$(5.0)	$0.1	$(3.7)
Consultants	90	101	(11)	93	(3)
Asia Pacific
Net revenue	$19.8	$20.6	$(0.8)	$22.8	$(3.0)
Operating income/(loss)	$0.7	$0.3	$0.5	$(0.1)	$0.9
Consultants	84	87	(3)	84	0
Global Operations Support	$(10.1)	$(10.6)	$0.5	$(12.8)	$2.7
Restructuring charges	$—	$(0.3)	$0.3	$—	$—

Operating income/(loss)	$0.4	$3.2	$(2.8)	$(0.5)	$0.9

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas increased $5.3 million, or 9.0 percent year over year, to $64.2 million in the first quarter. The addition of Senn Delaney, representing $5.0 million, as well as increases in the Financial Services, Global Technology & Services and Life Sciences practices were partially offset by declines in the Consumer practice and in Leadership Consulting. Operating income increased by $0.9 million as a result of the increase in net revenue, partially offset by an increase in general and administrative expenses, mostly related to Senn Delaney.

Net revenue in Europe declined $8.1 million, or 29.8 percent year over year, to $19.0 million in the first quarter. Senn Delaney represented $0.6 million of the 2013 first quarter revenue. Revenue from Leadership Consulting and in all industry practices, except Education & Social Services, declined compared to the prior year. The operating loss of $3.6 million, compared to operating income of $1.4 million in the 2012 first quarter, mostly reflected the decline in net revenue, partially offset by a decrease in salaries & employee benefits expense.

Asia Pacific net revenue declined $0.8 million, or 3.9 percent, to $19.8 million in the first quarter. Growth in the Financial Services, Education & Social Enterprise and Industrial practices was offset by declines in the Consumer Markets, Life Sciences and Global Technology & Services practices. The operating margin improved to 3.8 percent compared to 1.3 percent in the 2012 first quarter reflecting a decline in salaries and employee benefits expense, offset by an increase in general and administrative expense.

Global Operations Support was $10.1 million in the first quarter, down 4.4 percent, or $0.5 million, compared to the 2012 first quarter. A decrease in salaries and employee benefits expense was partially offset by an increase in general and administrative expenses.

2013 Outlook

The company is forecasting 2013 second-quarter net revenue of between $110 million and $120 million. This forecast reflects assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments, expectations for Senn Delaney, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the global economic climate and no change in future currency rates.

“I remain committed to returning Heidrick & Struggles to sustained growth and improved profitability,” Kelly said. “I believe that the overall demand environment for our industry, with the exception of Europe, has begun to improve and that the financial services sector has begun to stabilize. I am confident that we can capitalize on these trends through renewed focus on investments in talent and capability – particularly in our core Executive Search business – and improving the efficiency of our operating model.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2013 first quarter results today, May 9, at 9 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same quarter. A reconciliation of Adjusted EBITDA to Operating Income is provided in a table on page 3 of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$102,978	$106,526	$(3,548)	-3.3%
Reimbursements	4,330	5,792	(1,462)	-25.2%

Total revenue	107,308	112,318	(5,010)	-4.5%
Operating expenses:
Salaries and employee benefits	71,479	76,672	(5,193)	-6.8%
General and administrative expenses	31,110	26,365	4,745	18.0%
Reimbursed expenses	4,330	5,792	(1,462)	-25.2%
Restructuring charges	—	303	(303)

Total operating expenses	106,919	109,132	(2,213)	-2.0%

Operating income	389	3,186	(2,797)	-87.8%
Non-operating income (expense):
Interest income, net	77	476
Other, net	(381)	826

Net non-operating income (expense)	(304)	1,302

Income before income taxes	85	4,488
Provision for income taxes	1,300	3,809

Net income (loss)	(1,215)	679

Basic weighted average common shares outstanding	18,010	17,902
Diluted weighted average common shares outstanding	18,010	18,173
Basic earnings (loss) per common share	$(0.07)	$0.04
Diluted earnings (loss) per common share	$(0.07)	$0.04
Salaries and employee benefits as a percentage of net revenue	69.4%	72.0%
General and administrative expense as a percentage of net revenue	30.2%	24.7%
Operating income as a percentage of net revenue	0.4%	3.0%
Effective income tax rate	1529.4%	84.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,
					2013	2012
	2013	2012	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$64,180	$58,870	$5,310	9.0%
Europe	18,995	27,060	(8,065)	-29.8%
Asia Pacific	19,803	20,596	(793)	-3.9%

Revenue before reimbursements (net revenue)	102,978	106,526	(3,548)	-3.3%
Reimbursements	4,330	5,792	(1,462)	-25.2%

Total revenue	$107,308	$112,318	$(5,010)	-4.5%

Operating income (loss):
Americas	$13,388	$12,448	$940	7.6%	20.9%	21.1%
Europe	(3,616)	1,375	(4,991)	-363.0%		5.1%
Asia Pacific	748	259	489	188.8%	3.8%	1.3%

Total regions	10,520	14,082	(3,562)	-25.3%	10.2%	13.2%
Global Operations Support	(10,131)	(10,593)	462	-4.4%

Operating income before restructuring charges	389	3,489	(3,100)	-88.9%	0.4%	3.3%
Restructuring charges	—	(303)	303

Operating income	$389	$3,186	$(2,797)	-87.8%	0.4%	3.0%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$85,660	$117,605
Restricted cash	194	199
Accounts receivable, net	78,827	69,107
Other receivables	10,498	10,288
Prepaid expenses	14,536	14,167
Other current assets	1,591	1,366
Income taxes recoverable	7,272	5,651
Deferred income taxes	6,549	7,899

Total current assets	205,127	226,282
Non-current assets:
Property and equipment, net	39,921	42,362
Restricted cash	7,985	7,968
Assets designated for retirement and pension plans	22,038	22,763
Operating income (loss) Investments	12,685	11,902
Other non-current assets	5,766	5,301
Goodwill	120,638	120,940
Other intangible assets, net	30,308	32,020
Deferred income taxes	25,102	25,454

Total non-current assets	264,443	268,710

Total assets	$469,570	$494,992

Current liabilities:
Current portion of debt	$6,000	$—
Accounts payable	7,581	8,657
Accrued salaries and employee benefits	44,152	102,597
Other current liabilities	45,927	40,390
Income taxes payable	1,468	709
Deferred income taxes	34	43

Total current liabilities	105,162	152,396
Non-current liabilities:
Non-current debt, less current maturities	34,000	—
Retirement and pension plans	37,308	37,247
Other non-current liabilities	48,152	56,943
Deferred income taxes	135	59

Total non-current liabilities	119,595	94,249

Total liabilities	224,757	246,645

Stockholders’ equity	244,813	248,347

Total liabilities and stockholders’ equity	$469,570	$494,992

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows—operating activities:
Net income (loss)	$(1,215)	$679
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,145	2,778
Deferred income taxes	1,091	911
Stock-based compensation expense	1,011	1,351
Restructuring charges	—	303
Cash paid for restructuring charges	(313)	(3,754)
Changes in assets and liabilities:
Trade and other receivables	(10,942)	(8,263)
Accounts payable	(789)	45
Accrued expenses	(61,246)	(91,003)
Income taxes recoverable (payable), net	(803)	17
Retirement and pension assets and liabilities	508	773
Prepayments	(546)	(1,483)
Other assets and liabilities, net	39	(1,428)

Net cash used in operating activities	(69,060)	(99,074)

Cash flows—investing activities:
Restricted cash	(26)	231
Capital expenditures	(945)	(2,350)
Purchases of available for sale investments	(476)	(821)
Proceeds from sales of available for sale investments	31	48

Net cash used in investing activities	(1,416)	(2,892)

Cash flows—financing activities:
Proceeds from debt issuance	40,000	—
Cash dividends paid	(107)	(2,545)
Payment of employee tax withholdings on equity transactions	(361)	(1,154)

Net cash provided by (used in) financing activities	39,532	(3,699)

Effect of exchange rates fluctuations on cash and cash equivalents	(1,001)	2,915

Net decrease in cash and cash equivalents	(31,945)	(102,750)
Cash and cash equivalents at beginning of period	117,605	185,390

Cash and cash equivalents at end of period	$85,660	$82,640